Exhibit 4.4
EXECUTION COPY
SHARE SUBSCRIPTION AGREEMENT
dated as of
February 5, 2008
among
CICC SUN COMPANY LIMITED,
CARLYLE ASIA GROWTH PARTNERS III, L.P.,
CAGP III CO-INVESTMENT, L.P.,
LIU HAIFENG,
STEVE SUN,
YANG JIANYU,
BONA LIU,
OUR MEDICAL SERVICES, LTD.,
ASCENDIUM GROUP LIMITED,
SHENZHEN AOHUA MEDICAL SERVICES CO., LTD.
()
and
CONCORD MEDICAL SERVICES HOLDINGS LIMITED

TABLE OF CONTENTS

Page
ARTICLE 1
Definitions

Section 1.01. Definitions	9
Section 1.02. Other Definitional and Interpretative Provisions	9

ARTICLE 2
Issuance and Subscription

Section 2.01. Issuance and Subscription	10
Section 2.02. Closing	10
Section 2.03. Additional Subscription Right	11

ARTICLE 3

Mandatory and Optional Additional Investments
Section 3.01. Mandatory Additional Investment	11
Section 3.02. Optional Additional Investment	13

ARTICLE 4
Earning Adjustments

Section 4.01. Calculation of 2008 Net Income	14
Section 4.02. Adjustment with respect to the Subscription	14
Section 4.03. Adjustment with respect to the Carlyle Loan Conversion	14
Section 4.04. Adjustment with respect to the Additional Investment	15
Section 4.05. Procedure of Adjustment	15

ARTICLE 5
Representations and Warranties Regarding the Group

Section 5.01. Corporate Status	16
Section 5.02. Power and Authority; Corporate Authorization	17
Section 5.03. Enforceability	17
Section 5.04. Noncontravention	17
Section 5.05. Governmental Authorization	18
Section 5.06. Capitalization of the Company	18
Section 5.07. Capitalization of the PRC Subsidiaries	19
Section 5.08. Other Group Company	19
Section 5.09. Financial Statements	20
Section 5.10. Books And Records	21
Section 5.11. No Material Adverse Effect	21
Section 5.12. No Material Liabilities	21
Section 5.13. Absence of Changes	21

i

Page
Section 13.12. Specific Performance	48
Section 13.13. Joint Drafting	48

Exhibit A	Form of Shareholders’ Agreement

Annex I	Section 11.01 for the Amended and Restated Convertible Loan Agreement

Annex II	Provisions to be Included in the Amended and Restated Memorandum and Articles
Disclosure Schedules

SHARE SUBSCRIPTION AGREEMENT
     AGREEMENT (this “Agreement”) dated as of February 5, 2008 among (1) CICC Sun Company Limited, a company incorporated under the laws of the British Virgin Islands (“CICC”), (2) Carlyle Asia Growth Partners III, L.P., a limited partnership formed under the laws of the Cayman Islands (“CAGP”), (3) CAGP III Co-Investment III, L.P. (“CAGP Co-Invest”, together with CAGP, “Carlyle”), (4) Liu Haifeng, a PRC citizen with passport number G19230849 (“Mr. Liu”), (5) Steve Sun, a US citizen with passport number 203018867 (“Mr. Sun”), (6) Yang Jianyu, a PRC citizen with passport number G04036294 (“Mr. Yang”, together with Mr. Liu and Mr. Sun, the “Founders”), (7) Bona Liu, a New Zealand citizen with passport number EA713283, (“Ms. Liu”, together with Mr. Sun and Mr. Yang, the “Controlling Shareholders”), (8) Our Medical Services, Ltd., a company formed under the Laws of the British Virgin Islands (“OMS”), (9) Ascendium Group Limited, a company formed under the Laws of the British Virgin Islands (“AGL”), (10) Shenzhen Aohua Medical Services Co., Ltd. (), a Sino-foreign joint venture formed under the laws of the PRC (“Aohua”), and (11) Concord Medical Services Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”).
W I T N E S S E T H:
     WHEREAS, Carlyle, OMS, AGL, the Founders and certain other persons party thereto entered into a Convertible Loan Agreement dated as of November 16, 2006 (the “Existing Loan Agreement”) pursuant to which Carlyle made a loan to the Company in the aggregate principal amount of US$5,000,000 (the “Existing Carlyle Loan”);
     WHEREAS, the existing shareholders of AGL intend to transfer all of their equity interests in AGL to the Company in exchange for corresponding equity interests in the Company, causing the Company to become the sole shareholder of AGL (the “Restructuring”);
     WHEREAS, after the Restructuring, the parties to the Existing Loan Agreement intend to amend and restate it by a new convertible loan agreement (the “Amended and Restated Convertible Loan Agreement”) under which OMS will transfer its rights and obligations under the Existing Loan Agreement to the Company and Section 11.01 of the Existing Loan Agreement will be replaced in whole by the provision set forth in Annex I attached hereto;
     WHEREAS, after the Restructuring, the Company desires to issue and sell to each of CICC and Carlyle and each of CICC and Carlyle desires to subscribe for a number of Series A redeemable convertible preferred shares, par value

US$0.05 per share, of the Company (the “Series A Shares”), on the terms and conditions set forth in this Agreement (the “Subscription”);
     WHEREAS, simultaneously with the consummation of the Subscription, the Existing Carlyle Loan will be converted into a number of Series A Shares pursuant to the Amended and Restated Convertible Loan Agreement (the “Carlyle Loan Conversion”).
     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that (i) no securityholder of the Company shall be deemed an Affiliate of any other securityholder of the Company solely by reason of any equity or debt investment in the Company and (ii) with respect to any Person who is an individual, the spouse or any lineal descendant, sibling or parent of such Person shall also be deemed an Affiliate of such specified Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract or otherwise.
     “Amended and Restated Memorandum and Articles” means the Amended and Restated Memorandum and Articles of the Company to be adopted by the board of directors and shareholders of the Company by the Closing Date in a form agreed to by the Investors.
     “Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2007.
     “Balance Sheet Date” means June 30, 2007.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in either the US, Hong Kong or the PRC are authorized or required by applicable Laws to close.

     “Carlyle Director” shall have the meaning ascribed to it in the Shareholders’ Agreement.
     “CICC Director” shall have the meaning ascribed to it in the Shareholders’ Agreement.
     “Closing Date” means the date of Closing.
     “Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.
     “Contract” means, with respect to any specified Person, all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, to which the specified Person is a party or by which it or any of its Properties may be bound or affected.
     “Conversion Date” means the date on which the Mandatory Convertible Loan is converted pursuant to the Mandatory Convertible Loan Agreement.
     “Environmental Laws” means any Laws or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.
     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any of its Subsidiaries as currently conducted.
     “Existing Carlyle Loan Conversion Amount” means a number in RMB equal to the RMB equivalent of the sum of (i) US$5,000,000 plus (ii) the accrued and unpaid interest on the Existing Carlyle Loan as of the Closing Date calculated with the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on November 28, 2007.
     “Fully Diluted” means, with respect to any class of the Company Securities, the aggregate amount of such class issued or issuable in respect of securities convertible into or exchangeable for such class, all options, warrants and other rights to purchase or subscribe for such class or securities convertible into or exchangeable for such class; provided that, if any of the foregoing options, warrants or other rights to purchase or subscribe for such class of the Company

Securities are subject to vesting, the Company Securities subject to vesting shall be included in the definition of “Fully-Diluted” only upon and to the extent of such vesting.
     “GAAP” means generally accepted accounting principles in the PRC, as in effect from time to time.
     “Government Official” means (i) any officer or employee of any Governmental Authority, or any entity or enterprise owned or controlled by such Governmental Authority, or any instrumentality thereof, or of a public international organization, or any natural person acting in an official capacity for or on behalf of any such Governmental Authority, entity, enterprise or instrumentality or any such public international organization; (ii) any candidate for political office; or (iii) any person who holds or held a prominent public position in the PRC or any other country (including its political subdivisions), including head of state, senior government, judicial or military official, official of a political party, candidate for political office, or senior executive of a state-owned enterprise of national importance.
     “Governmental Authority” means any transnational, domestic or foreign national, provincial, federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.
     “Group” means, collectively, the Company, AGL, OMS, Aohua and their respective Subsidiaries.
     “Group Company” means any member of the Group.
     “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.
     “Hong Kong” means the Hong Kong Special Administrative Region.
     “IFRS” means the International Financial Reporting Standards, as in effect from time to time.
     “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (ix) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.
     “Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the PRC and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the PRC and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the PRC and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
     “Investors” means CICC, CAGP and CAGP Co-Invest.

     “IPO” means an initial public offering and listing of the Ordinary Shares (or, in lieu thereof and as mutually agreed by the Investors and the Company, equity securities of (i) any holding company holding the issued share capital of the Company or (ii) any Subsidiary of the Company) on an internationally recognized stock exchange.
     “IPO Date” means the date on which the IPO is consummated.
     “Laws” means any national, provincial, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, as amended unless expressly specified otherwise.
     “Licenses” means all licenses, consents, authorizations, confirmations, certificates or approvals.
     “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to any Group Company.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “Mandatory Loan Conversion Amount” means, with respect to any conversion of the Mandatory Convertible Loan pursuant to the Mandatory Convertible Loan Agreement, a number equal to the RMB equivalent of the sum of (x) US$20,000,000 plus (y) the accrued but unpaid interest on the Mandatory Convertible Loan as of the Conversion Date calculated with the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on the Loan Extension Date.
     “Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and its Subsidiaries, taken as whole.
     “Ordinary Shares” means the ordinary shares, par value US$0.05 per share, of the Company.
     “Owned Intellectual Property Rights” means all Intellectual Property Rights owned by any Group Company.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.
     “Pre-Conversion Shares” means, with respect to any conversion of the Mandatory Convertible Loan pursuant to the Mandatory Convertible Loan Agreement, a number of the outstanding Ordinary Shares as of the Conversion Date (without taking into effect of such conversion), calculated on a Fully-Diluted basis (which for the purposes of this definition shall exclude any Ordinary Shares issuable upon the exercise of any employee stock options).
     “PRC” means the People’s Republic of China, excluding, for purposes of this Agreement only, Hong Kong, the Macau Special Administrative Region and Taiwan.
     “Purchase Price” means, with respect to any Investor, the RMB equivalent of an amount of US dollars set forth opposite the name of such Investor in Schedule 1.01 calculated with the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on the Closing Date.
     “RMB” means renminbi, the lawful currency of the PRC.
     “Shareholders’ Agreement” means the Shareholders’ Agreement by and among the Company, the Investors, the Controlling Shareholders and the other shareholders of the Company to be entered into on the Closing Date substantially in the form attached as Exhibit A hereto.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
     “Tax” means (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, in each case imposed, levied, collected, withheld or assessed by (or on behalf of) any Governmental Authority in any jurisdiction, including any excise, customs, property, sales, transfer, franchise, turnover and payroll taxes and other benefits related tax and stamp duties, and any payment whatsoever which the relevant Person may be or become bound to make to any other Person as a result of the discharge by such other Person of any tax which the relevant Person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant Person or any other Person and of whether any amount in respect of them is recoverable from any other Person.
     “Total Closing Investment” means the sum of (x) the RMB equivalent of US$10,000,000 calculated with the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on the Closing Date plus (y) the Existing Carlyle Loan Conversion Amount.
     “Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Amended and Restated Convertible Loan Agreement and the Amended and Restated Memorandum and Articles and each and all other agreements, certificates or other documents required to be executed by any of the foregoing.
     “2008 Audited Financial Statements” means the consolidated financial statements of the Company’s fiscal year ending December 31, 2008 audited in accordance with the IFRS applied on a consistent basis by an internationally recognized accounting firm designated by the Investors.
     “US” means the United States of America.
     “US dollars” means United States dollars, the lawful currency of the US.
     “US GAAP” means generally accepted accounting principles in the US, as in effect from time to time.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Carlyle Purchase Price	3.02
Additional Carlyle Purchased Shares	3.02
Amended and Restated Convertible Loan Agreement	Recitals
Amended and Restated Memorandum and Articles	10.01 (i)
AGL	Preamble
Aohua	Preamble
Audited Financial Statements	5.09
Agreement	Preamble
Books and Records	5.10
CAGP	Preamble
CAGP Co-Invest	Preamble
Carlyle	Preamble
Carlyle Loan Conversion	Recitals

Term	Section
CICC	Preamble
Closing	2.02
Company	Preamble
Company Securities	5.06 (b)
Controlling Shareholders	Preamble
Conversion Shares	3.01(b)(iii)
Damages	11.02
e-mail	13.01
Existing Carlyle Loan	Recitals
Existing Loan Agreement	Recitals
Founders	Preamble
Indemnified Party	11.03
Indemnifying Party	11.03
Investors	Preamble
Intellectual Property	5.20 (a)
Lease Permit	5.01 (b)
Loan Extension Date	3.01 (a)
Mandatory Additional Investment Right	3.01 (a)
Mandatory Convertible Loan	3.01 (a)
Mandatory Convertible Loan Agreement	3.01 (b)
Mr. Liu	Preamble
Mr. Sun	Preamble
Mr. Sun Holding Company	6.05 (a)
Mr. Yang	Preamble
Mr. Yang Holding Company	6.05 (a)
Ms. Liu	Preamble
Ms. Liu Holding Company	6.05 (a)
OMS	Preamble
Optional Additional Investment Right	3.02
Ordinary Shares	Recitals
PRC Subsidiary	5.01 (b)
Purchased Shares	2.01
Put Option	3.01
Restructuring	Recitals
Series A Shares	Recitals
Subscription	Recitals
Subsidiary Securities	5.08 (b)
Warranty Breach	11.02
     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections,

Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include an and all applicable Laws.
ARTICLE 2
Issuance and Subscription
     Section 2.01. Issuance and Subscription. Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to each Investor, and each Investor agrees to purchase from the Company and subscribe for a number of Series A Shares (such Investor’s “Purchased Shares”) equal to (x) the number of outstanding Ordinary Shares as of the Closing Date immediately prior to the consummation of the Subscription and the Carlyle Loan Conversion, calculated on a Fully-Diluted basis, multiplied by (y) a ratio, the numerator of which is equal to its Purchase Price, and the denominator of which is equal to (i) RMB770,000,000 minus (ii) the RMB equivalent of US$10,000,000 calculated with the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on the Closing Date minus (iii) the Existing Carlyle Loan Conversion Amount. Each Investor shall pay, as provided in Section 2.02, the amount set forth opposite its the name in Schedule 1.01 in exchange for its Purchased Shares.
     Section 2.02. Closing. The closing (the “Closing”) of the issuance and subscription of the Purchased Shares hereunder shall take place at a location to be mutually agreed to by the Investors and the Company, as soon as possible, but in no event later than fifteen (15) Business Days, after satisfaction of the conditions set forth in Article 10, or at such other time or place as the Investors and the Company may agree. At the Closing:
     (a) each Investor shall deliver to the Company an amount of US dollars equal to the amount set forth opposite the name of such Investor in Schedule 1.01 in immediately available funds by wire transfer to an account specified in a written instrument signed by a director of the Company and delivered to the Investors at least two Business Days prior to the Closing or by other payment methods mutually agreed to between the Company and the Investors prior to the Closing; and
     (b) the Company shall deliver to each Investor (i) a certificate representing such Investor’s Purchased Shares, duly authorized and validly issued, and (ii) a copy of the updated register of members of the Company dated the Closing Date and duly certified by a duly authorized director of the Company evidencing such Investor’s ownership of its Purchased Shares.
     Section 2.03. Additional Subscription Right. (a) If CICC fails to perform its obligations under Section 2.02(a), Carlyle shall have the right but not the obligation to subscribe for an additional number of Series A Shares equal to the number of CICC’s Purchased Shares and shall be entitled to all the rights that CICC would have been entitled to hereunder if CICC had performed its obligations under Section 2.02(a).
     (b) If Carlyle fails to perform its obligations under Section 2.02(a), CICC shall have the right but not the obligation to subscribe for an additional number of Series A Shares equal to Carlyle’s Purchased Shares and shall be entitled to all the rights that Carlyle would have been entitled to hereunder if Carlyle had performed its obligations under Section 2.02(a).
     (c) If Carlyle or CICC, respectively, has exercised it right under this Section 2.03, Carlyle or CICC, respectively, shall have the right to organize and lead in the next round of investment in the Company prior to the IPO.
ARTICLE 3
Mandatory and Optional Additional Investments
     Section 3.01. Mandatory Additional Investment. (a) The Company shall have the right (the “Mandatory Additional Investment Right”) to require Carlyle to extend to the Company a convertible loan in the principal amount of US$20,000,000 (the “Mandatory Convertible Loan”) by March 31, 2008 pursuant to the terms and conditions set forth in this Section 3.01. The Company may exercise the Mandatory Additional Investment Right by delivering to Carlyle a written notice setting forth the date on which Carlyle will be required to extend the Mandatory Convertible Loan (the “Loan Extension Date”), which written notice shall be received by Carlyle no later than 5 Business Days prior to the Loan Extension Date.
     (b) On or before the Loan Extension Date, the Company and Carlyle shall enter into a loan agreement (the “Mandatory Convertible Loan Agreement”) with customary terms and conditions (including customary closing conditions such as the absence of any Material Adverse Effect between the Closing Date and the Loan Extension Date), including the following terms:
     (i) The Mandatory Convertible Loan shall bear interest on the principal amount from the Loan Extension Date to the earlier of (A) the date on which the Mandatory Convertible Loan is paid in full and (B) the date the Mandatory Convertible Loan is converted pursuant to the conversion right set forth in Section 3.01(b)(iii) or Section 3.01(b)(iv), at a rate per annum equal to 9%, computed on the basis of a 360-day year and the actual number of days elapsed.
     (ii) Unless the Mandatory Convertible Loan is converted pursuant to Section 3.01(b)(iii) or Section 3.01(b)(iv), the principal amount of and the accrued interest on the Mandatory Convertible Loan shall be repaid by the Company on December 31, 2009. The Company may not prepay the Mandatory Convertible Loan prior to December 31, 2009.
     (iii) Carlyle shall have the right, at its sole option, to convert the Mandatory Convertible Loan into a number of Ordinary Shares (the “Conversion Shares”) as follows:
     (A) Carlyle shall have the right, at its sole option, to convert the Mandatory Convertible Loan into the Conversion Shares at any time during a period starting from (and including) the day which immediately follows the Closing Date to (and including) August 31, 2008. If Carlyle exercises such conversion right, the Mandatory Convertible Loan shall be converted into a number of Conversion Shares equal to (x) the Pre-Conversion Shares multiplied by (y) a ratio, the numerator of which is the Mandatory Loan Conversion Amount, and the denominator of which is equal to (I) RMB1,100,000,000 minus (II) the Mandatory Loan Conversion Amount, subject to Carlyle’s right to acquire additional Ordinary Shares from the Controlling Shareholders pursuant to Section 4.04; and
     (B) Carlyle shall have the right, at its sole option, to convert the Mandatory Convertible Loan into the Conversion Shares at any time during a period starting from (and including) the date on which the 2008 Audited Financial Statements are completed to (and including) April 29, 2009. If Carlyle exercises such conversion right, the Mandatory Convertible Loan shall be converted into a number of Conversion Shares equal to (x) the Pre-Conversion Shares multiplied by (y) a ratio, the numerator of which is the Mandatory Loan Conversion Amount, and the denominator of which is equal to (I) 10 times of the 2008 Net Income (as defined below) minus (II) the Mandatory Loan Conversion Amount.
     (iv) If the IPO Date occurs after August 31, 2008 but prior to the completion of the 2008 Audited Financial Statements and the Mandatory Convertible Loan is outstanding as of the IPO Date, the Mandatory Convertible Loan shall be automatically converted, on the IPO Date, into a number of Ordinary Shares equal to (x) the Pre-Conversion Shares multiplied by (y) a ratio, the numerator of which is the Mandatory Loan Conversion Amount, and the denominator of which is equal to (I) 10 times the projected consolidated after-tax net income of the Company for the Company’s fiscal year ending December 31, 2008, as disclosed to the public in the IPO (provided that the result of the calculation in this clause (I) shall not exceed a the number of the outstanding Ordinary Shares immediately prior to the IPO Date multiplied by (µ) the lower end of the last price range disclosed to the public in connection with the IPO) minus (II) the Mandatory Loan Conversion Amount, subject to Carlyle’s right to acquire additional Ordinary Shares from the Controlling Shareholders pursuant to Section 4.04.
     Section 3.02. Optional Additional Investment. If the Company has not exercised the Mandatory Additional Investment Right by March 31, 2008, Carlyle shall have the right (the “Optional Additional Investment Right”) to purchase and subscribe for, at any time by August 31, 2008, a number of Series A Shares (the “Additional Carlyle Purchased Shares”) for US$20,000,000. The Additional Carlyle Purchased Shares shall equal to (x) the number of outstanding Ordinary Shares as of the date of such purchase immediately prior to the consummation of such purchase, calculated on a Fully-Diluted basis (which for the purposes of this Section 3.02 shall exclude any Ordinary Shares issuable upon the exercise of any employee stock options), multiplied by (y) a ratio, the numerator of which is equal to the RMB equivalent of US$20,000,000 calculated with the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on the date of such purchase (the “Additional Carlyle Purchase Price”), and the denominator of which is equal to (i) RMB1,100,000,000 minus (ii) the Additional Carlyle Purchase Price. In order to exercise the Optional Additional Investment Right, Carlyle shall deliver a written notice to the Company no later than 5 Business Days prior to the proposed purchase date set forth in such notice.

ARTICLE 4
Earning Adjustments
     Section 4.01. Calculation of 2008 Net Income. As soon as practicable and in any event within ninety (90) days after the end of the Company’s fiscal year ending December 31, 2008, the Company shall complete the 2008 Audited Financial Statements and on the same date of such completion calculate its consolidated after-tax net income for such fiscal year (the “2008 Net Income”) based on the 2008 Audited Financial Statements; provided that (i) the 2008 Net Income shall be calculated in accordance with IFRS and shall be audited by an internationally recognized accounting firm designated by the Investors; (ii) the 2008 Net Income shall not include any earnings obtained through any disposition of any assets or business of the Company or any of its Subsidiaries (except for earnings obtained through the disposition of non-operating assets of an aggregate value not exceeding 10% of the 2008 Net Income); (iii) the 2008 Net Income shall not include any extraordinary or non-recurring earnings (such earnings shall exclude recurring earnings obtained through any merger, amalgamation or other business combination between the Company or any of its Subsidiaries and any other entity) obtained by the Company or any of its Subsidiaries; and (iv) any preferred dividend set forth in the Amended and Restated Memorandum and Articles shall not be deemed expenses for the purposes of determining the 2008 Net Income.
     Section 4.02. Adjustment with respect to the Subscription. If the 2008 Net Income is lower than RMB110,000,000, the Controlling Shareholders shall, jointly and severally,
     (a) transfer to each Investor free of charge a number of Ordinary Shares equal to (x) the number of such Investor’s Purchased Shares, multiplied by (y) a ratio, the numerator of which is equal to (i) RMB770,000,000 minus (ii) 7 times the 2008 Net Income, and the denominator of which is equal to (I) 7 times the 2008 Net Income minus (II) the Total Closing Investment; and
     (b) pay to each Investor the US dollar equivalent (calculated with the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on the date of such payment) of an amount equal to (x) the Purchase Price of such Investor, multiplied by (y) a ratio, the numerator of which is equal to (i) RMB770,000,000 minus (ii) 7 times the 2008 Net Income, and the denominator of which is equal to (I) RMB770,000,000 minus (II) the Total Closing Investment, multiplied by (z) 0.3.
     Section 4.03. Adjustment with respect to the Carlyle Loan Conversion. If the 2008 Net Income is lower than RMB110,000,000, the Controlling Shareholders shall, jointly and severally,
     (a) transfer to Carlyle free of charge a number of Ordinary Shares equal to (x) the number of Series A Shares Carlyle acquired as a result of the

Carlyle Loan Conversion multiplied by (y) a ratio, the numerator of which is equal to (i) RMB770,000,000 minus (ii) 7 times the 2008 Net Income, and the denominator of which is equal to (I) 7 times the 2008 Net Income minus (II) the Total Closing Investment; and
     (b) pay to Carlyle the US dollar equivalent (calculated with the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on the date of such payment) of an amount equal to (x) the Existing Carlyle Loan Conversion Amount, multiplied by (y) a ratio, the numerator of which is equal to (i) RMB770,000,000 minus (ii) 7 times the 2008 Net Income, and the denominator of which is equal to (I) RMB770,000,000 minus (II) the Total Closing Investment, multiplied by (z) 0.3.
     Section 4.04. Adjustment with respect to the Additional Investment. If the 2008 Net Income is lower than RMB110,000,000, and if either (A) Carlyle has extended the Mandatory Convertible Loan and the Mandatory Convertible Loan has been converted by August 31, 2008 pursuant to Section 3.01(b)(iii)(A) or after August 31, 2008 pursuant to Section 3.01(b)(iv) or (B) Carlyle has purchased the Additional Carlyle Purchased Shares prior to August 31, 2008 pursuant to Section 3.02, the Controlling Shareholders shall, jointly and severally,
     (a) transfer to Carlyle free of charge a number of Ordinary Shares equal to (x) the Conversion Shares or the Additional Carlyle Purchased Shares, as applicable, multiplied by (y) a ratio, the numerator of which is equal to (i) RMB1,100,000,000 minus (ii) 10 times the 2008 Net Income, and the denominator of which is equal to (I) 10 times the 2008 Net Income minus (II) the Mandatory Loan Conversion Amount or the Additional Carlyle Purchase Price, as applicable; and
     (b) pay to Carlyle the US dollar equivalent (calculated with the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on the date of such payment) of an amount equal to (x) the Mandatory Loan Conversion Amount or the Additional Carlyle Purchase Price, as applicable, multiplied by (y) a ratio, the numerator of which is equal to (i) RMB1,100,000,000 minus (ii) 10 times the 2008 Net Income, and the denominator of which is equal to (I) RMB1,100,000,000 minus (II) the Mandatory Loan Conversion Amount or the Additional Carlyle Purchase Price, as applicable, multiplied by (z) 0.3.
     Section 4.05. Procedure of Adjustment. The adjustments set forth in Sections 4.02, 4.03 and 4.04 shall be made within 5 Business Days of the day on which the 2008 Net Income becomes available. On the date on which the adjustments are to be made, the Controlling Shareholders shall (a) deliver to each Investor a certificate representing the sum of the Ordinary Shares that such Investor is entitled to pursuant to Sections 4.02, 4.03 and 4.04, as applicable, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, and (b) deliver to each Investor the sum of US dollars that such Investor is entitled to receive pursuant to Sections 4.02, 4.03 and 4.04, as applicable, in immediately available funds by wire transfer to an account specified in writing delivered by such Investor at least two Business Days prior to such adjustment date or by other payment methods mutually agreed to between such Investor and the Controlling Shareholders.
ARTICLE 5
Representations and Warranties Regarding the Group
     Each of the Founders, the Controlling Shareholders, AGL, OMS, Aohua and the Company represents and warrants to the Investors as of the date hereof and as of the Closing Date that:
     Section 5.01. Corporate Status.
     (a) The Company is a company duly organized and validly existing in good standing under the laws of the Cayman Islands. Ascendium Group Limited is a company duly organized and validly existing in good standing under the laws of the British Virgin Islands. Our Medical Services, Ltd. is a company duly organized and validly existing in good standing under the laws of the British Virgin Islands. Shenzhen Aohua Medical Services Co., Ltd. is a Sino-foreign joint venture duly organized and validly existing under the laws of the PRC.
     (b) Each Group Company has full corporate power and all Consents of the applicable Governmental Authorities necessary to own, lease and operate the assets and properties that it now owns, leases and operates, and to carry on its business as now conducted and currently proposed to be conducted. Schedule 5.01(b) contains a complete and correct list of all Consents of the PRC Governmental Authorities held by each of the Subsidiaries of the any Group Company established under the laws of the PRC (each, a “ PRC Subsidiary”) material to the conduct of their respective business and the termination date of each such Consent. Except for (i) the Consents set forth in Schedule 5.01(b) and (ii) the permit for lease of the assets and properties of the Group required by the Laws of the PRC (the “Lease Permit”), no other Consent of the PRC Governmental Authorities is necessary for, or otherwise material to, the conduct of such business. All the Consents set forth in Schedule 5.01(b) are valid and subsisting and have not been terminated or become void or terminable for any reason and no notice of termination or alleged breach of any condition of any such Consent or suspension in respect of any such Consent has been received by any PRC Subsidiary. Each PRC Subsidiary is materially in compliance with all the terms and conditions of, or relating to, all such Consents and none of the PRC Subsidiaries has any reason to believe that any of such Consents listed on Schedule 5.01(b) will not be renewed on or prior to its termination date.
     (c) Each Group Company (except for the PRC Subsidiaries) is permitted under the Laws of its jurisdiction of organization to carry on business outside such jurisdiction and is in good standing in each jurisdiction where such qualification is necessary.
     (d) The Company has delivered to the Investors a true and complete copy of the memorandum and articles of association and other organizational documents of each Group Company.
     (e) The minute books of each Group Company that have heretofore been made available to the Investors contain complete and accurate records, in all material respects, of all meetings and other corporate actions of the respective directors and shareholders of such Group Company, and correctly reflect all actions taken by such directors and shareholders since the respective date of incorporation of such Group Company. To the extent that such minute books are deficient, all material information not contained in such minutes has been conveyed by the Company to the Investors in written form.
     Section 5.02. Power and Authority; Corporate Authorization.
     (a) Each Group Company has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.
     (b) The execution and delivery of this Agreement and each other Transaction Document to which it is a party, the performance of the obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate actions of each Group Company and no other corporate proceedings on the part of such Group Company are necessary to authorize such execution, delivery or performance or to consummate such transactions.
     Section 5.03. Enforceability.
     (a) Each Group Company has duly executed and delivered this Agreement and will execute and deliver each other Transaction Document to which it is a party by the Closing Date.
     (b) This Agreement constitutes, and each other Transaction Document to which it is a party (when executed) will constitute, the legal, valid and binding obligations of each Group Company, enforceable against such Group Company in accordance with the terms hereof and thereof.
     Section 5.04. Non-contravention. The execution, delivery and performance by each Group Company of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

     (a) conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both); or
     (b) result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of any Group Company;
     in each case under (w) any Laws applicable to or binding on any Group Company or any of its assets or properties, (x) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Group Company or any of its assets or properties is subject, (y) the organizational documents of ay Group Company or (z) any Contract, or any other agreement or instrument to which any Group Company is a party or by which any of its assets or properties may be bound.
     Section 5.05. Governmental Authorization. No Consent by any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Group Company under this Agreement or any other Transaction Document to which it is a party.
     Section 5.06. Capitalization of the Company.
     (a) On the date hereof, the share capital of the Company consists of US$50,000.00 divided into 1,000,000 shares of nominal or par value of US$0.05 each, of which 1 share is issued and outstanding as of the date hereof. On the Closing Date, the share capital of the Company shall consist of Ordinary Shares and Series A Preferred Shares as provided in the Amended and Restated Memorandum and Articles.
     (b) Except as set forth in this Section 5.06, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Section 5.06(b)(i), 5.06(b)(ii) and 5.06(b)(iii) being referred to collectively as the “Company Securities”).
     (c) On the Closing Date, the Conversion Date, the date Carlyle purchases the Additional Carlyle Purchased Shares and upon the conversion of the Series A Shares in accordance with the Amended and Restated Memorandum and Articles, the Investors will acquire good and valid title to the Series A Shares and Ordinary Shares, free and clear of any Lien, and such Series A Shares and Ordinary Shares will have been duly authorized, validly issued, fully paid and non-assessable.

     (d) There are no preemptive rights or similar rights on the part of any Person with respect to the share capital of the Company.
     (e) Except for this Agreement, there is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating the Company or any other Person:
     (i) to issue or sell, or cause to be issued or sold, any Company Securities; or
     (ii) to repurchase, redeem or otherwise acquire any outstanding Company Securities.
     Section 5.07. Capitalization of the PRC Subsidiaries. (a) The registered capital of each PRC Subsidiary is as set forth in Schedule 5.07(a).
     (b) All of the registered capital of each PRC Subsidiary has been timely contributed, such contribution has been duly verified by a certified accountant registered in the PRC and the accounting firm employing such accountant, and the report of the certified accountant evidencing such verification has been registered with the relevant Governmental Authority. There are no resolutions pending to increase the registered capital of any PRC Subsidiary; and there are no dividends which have accrued or been declared but are unpaid on the registered capital of any PRC Subsidiary.
     Section 5.08. Other Group Company. (a) All members of the Group and their respective jurisdictions of incorporation are identified on Schedule 5.08(a).
     (b) As of the date hereof and as of the Closing Date, (I) OMS beneficially owns and will own of record 90% of the registered capital of Aohua; and (II) AGL beneficially owns and will own of record 100% of the outstanding shares of OMS. As of the date hereof, the Controlling Shareholders indirectly own 60% of the outstanding shares of AGL. Immediately prior to the Closing, (A) the Controlling Shareholders will indirectly own 60% of the outstanding shares of the Company and (B) the Company will directly own 100% of the outstanding shares of AGL. Except as set forth in the immediately preceding sentence, all of the outstanding capital stock or other voting securities of each Group Company (other than the Company) is and will be duly owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of any Group Company convertible into or exchangeable for shares of capital stock or voting securities of any Group Company (other than the Company) or (ii) options or other rights to acquire from any Group Company, or other obligation of any Group Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Group Company (other than the Company) (the items in Section

5.08(b)(i) and Section 5.08(b)(ii) being referred to collectively as the “Subsidiary Securities”).
     (c) There are no preemptive rights or similar rights on the part of any Person with respect to the share capital of any Group Company (other than the Company).
     (d) There is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating any Group Company or any other Person:
     (i) to issue or sell, or cause to be issued or sold, any Subsidiary Securities; or
     (ii) to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.
     (e) Except for the Group Companies set forth on Schedule 5.08(a), no Group Company owns or controls, directly or indirectly, any equity or other ownership interest in any Person. There is no agreement, arrangement or obligation of any kind (and no authorization therefor has been given) obligating any Group Company to purchase or acquire the ownership of any equity or other ownership interest in any Person or to make investments in any Person.
     Section 5.09. Financial Statements. (a) Schedule 5.09(a) sets forth a true, correct and complete copy of (i) the audited consolidated financial statements (the “Audited Financial Statements”) of Aohua for the fiscal years ended December 31, 2005 and 2006 and for the six months ended June 30, 2007, and (ii) unaudited management accounts of the Company and its Subsidiaries for the six months ended December 31, 2007.
     (b) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; (ii) fairly present the financial condition of the Group as of the respective date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby; and (iii) show all Indebtedness and other liabilities, direct or contingent, of the Group as of the respective date thereof, including liabilities for Taxes, commitments and Indebtedness.
     (c) The unaudited management accounts (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; (ii) fairly present the financial condition of the Group as of the respective date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby; and (iii) show all Indebtedness and other liabilities, direct or contingent, of the Group as of the respective date thereof, including liabilities for Taxes, commitments and Indebtedness.
     Section 5.10. Books And Records. All accounts, ledgers, material files, documents, instruments, papers, books and records relating to the business, operations, conditions (financial or other) of the Group, results of operations, and assets and properties of the Group (collectively, the “Books and Records”), each as supplied to the Investors, are true, correct, complete and current; there are no inaccuracies or discrepancies of any kind contained or reflected therein; and they have been maintained in accordance with relevant legal requirements and high industry standards, including the maintenance of an adequate system of internal controls.
     Section 5.11. No Material Adverse Effect. Since the Balance Sheet Date, there has been no event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 5.12. No Material Liabilities. No Group Company has any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, for an aggregate amount in excess of RMB10,000,000 other than liabilities and obligations disclosed in the Audited Financial Statements.
     Section 5.13. Absence of Changes. Since the Balance Sheet Date, each Group Company has conducted its business in the ordinary course, in substantially the same manner in which it had been previously conducted and there has not been:
     (a) any amendment of the memorandum and articles of association or other similar organizational documents (whether by merger, consolidation or otherwise) of any Group Company, other than pursuant to the Restructuring;
     (b) any splitting, combination or reclassification of any shares of capital stock of any Group Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of any Group Company, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;
     (c) (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities, other than the issuance of Subsidiary Securities to any Group Company or (ii) amendment of any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

     (d) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by any Group Company, except for those contemplated by the capital expenditure budget for the Group approved by a majority of the board of directors of the Company (which majority shall include the directors to be designated by the Investors pursuant to the Shareholders’ Agreement) (the “Capex Budget”);
     (e) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by any Group Company of any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of such Group Company in a manner that is consistent with past practice;
     (f) any sale, lease or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of any Group Company;
     (g) other than in connection with actions permitted by Section 5.13(c) or Section 5.13(d), the making by any Group Company of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;
     (h) except as disclosed in Schedule 5.13(h), the creation, incurrence, assumption or sufferance to exist by any Group Company of any Indebtedness;
     (i) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of any Group Company that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (j) (i) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect any Group Company or any of its Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect any Group Company, any Investor or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Major Contract or waiver, release or assignment of any material rights, claims or benefits of any Group Company;
     (k) (i) the grant or increase of any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of any Group Company, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) except as set forth in Schedule 5.13(k)(iii), the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer or employee of any Group Company, (iv) the establishment, adoption or amendment (except as required by applicable

Laws) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of any Group Company or (v) any 15% or greater increase in compensation, bonus or other benefits payable to any director, officer or employee of any Group Company;
     (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Group Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;
     (m) any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP as agreed to by its independent public accountants;
     (n) any settlement, or offer or proposal to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Group Company, (ii) any stockholder litigation or dispute against any Group Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or
     (o) any Tax election, change any annual tax accounting period made or changed, any method of tax accounting adopted or changed, any Tax returns amended or claims for Tax refunds filed, any closing agreement entered, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered.
     Section 5.14. Compliance with Laws.
     (a) All Group Companies are, and at all times have been, in compliance with all applicable Laws in all material respects.
     (b) No event has occurred or circumstance exists that (with or without notice or lapse of time): (i) may constitute or result in a violation by any Group Company of, or a failure on the part thereof to comply with, any applicable Laws in any material respect; or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. No Group Company has received any notice or other communication (whether oral or written) from any Governmental Authority regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Laws; or (y) any actual, alleged, possible, or potential obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (c) None of the Group Companies nor any of their respective directors, officers, agents, employees, or any other Person associated with or acting for or on behalf of the foregoing, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any Government Official, to any political party or official thereof or to any candidate for political office (or to any Person where any Group Company or any of its directors, officers, agents, employees or other Person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, political party, party official, or candidate for political office) for the purposes of:
     (i) (x) influencing any act or decision of such Government Official, political party, party official, or candidate in his or its official capacity; (y) inducing such Government Official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such Government Official, political party, party official or candidate; or (z) securing any improper advantage; or
     (ii) inducing such Government Official, political party, party official, or candidate to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to any Group Company, except insofar as the payment, gift, offer or promise was lawful under the Laws of the country in which the Government Official, political party, party official or candidate for political office serves in such capacity.
     Section 5.15. No Litigation. There are no actions, suits, proceedings, claims or disputes (or any basis therefor) pending or threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Group Company, any of its directors or officers or any of its assets or properties, that (a) purport to affect or pertain to this Agreement or any other Transaction Document, or (b) either individually or in the aggregate, if determined adversely, have had, or could reasonably be expected to have, a Material Adverse Effect.
     Section 5.16. No Default. No Group Company is in default under or with respect to any Contract that, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect. No default has occurred and is continuing or would result from the consummation of transactions contemplated in this Agreement and other Transaction Documents.
     Section 5.17. Property; Liens. (a) Each Group Company has (i) good record and marketable title in fee simple to, or valid leasehold interests in, all real property and (ii) good and marketable title to all other assets and properties, in each case owned by or reflected in the Books and Records of such Group Company as owned by such Group Company, or necessary to, or used or currently intended to be used in, the ordinary conduct of the business of such Group Company.
     (b) Each Group Company has maintained its assets and properties in good repair, working order and operating condition subject only to ordinary wear and tear, and all such assets and properties are fully adequate and suitable for the purpose for which they are presently being used.
     (c) None of the assets or properties owned by or reflected in the Books and Records of any Group Company as owned by any Group Company, or necessary to, or used or currently intended to be used in, the ordinary conduct of the business of any Group Company is subject to any Lien.
     Section 5.18. Tax. Each Group Company has filed all national, provincial and local Tax returns and reports required to be filed under the applicable Laws, and have paid all national, provincial and local Taxes, assessments, fees and other governmental charges levied or imposed upon it or its assets or properties, revenue or income or otherwise due and payable in accordance with the requirements of the relevant tax authorities. There is no proposed Tax assessment against any Group Company. There has been no claim concerning any liability for Taxes of any Group Company asserted, raised or threatened by any taxing authority and no circumstances exist to form the basis for such a claim or issue which could be material to any Group Company.
     Section 5.19. Affiliate Transactions. All Contracts or transactions that are in force on the date hereof, to or by which any Group Company, on the one hand, and any Affiliate of any Group Company, on the other hand, are or have been a party or otherwise bound or affected were on terms and conditions as favorable to the Group as would have been obtainable by it at the time in a comparable arm’s-length commercial transaction with an unrelated party.
     Section 5.20. Intellectual Property.
     (a) Each Group Company owns or possesses sufficient legal rights to all Intellectual Property Rights as are necessary to the conduct of its businesses as now conducted and as presently proposed to be conducted. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights. None of such Intellectual Property Rights is being infringed by third parties.
     (b) All of the Licensed Intellectual Property Rights are in full force and effect in accordance with their terms, and are free and clear of any Liens. No Group Company is in default under any Licensed Intellectual Property Right, and no such default is currently threatened.

     (c) The conduct by the Group of its business does not infringe the rights of any third party in respect of any Intellectual Property Rights nor has any Group Company received any communication that a claim or demand has been made, or threatened to be made to this effect.
     (d) No Group Company owns any trademarks.
     (e) No Group Company is registered by any Government Authority as the owner of any copyright.
     (f) Except for the domain names listed in Schedule 5.20(f), which domain names have been registered with the domain name registration institutions throughout the world, no Group Company is the registered owner of any domain names. No Group Company is aware of any claim of any third party in respect of the domain names listed in Schedule 5.20(f).
     Section 5.21. Contracts.
     (a) Schedule 5.21(a) lists all Contracts that are in force on the date hereof to which any Group Company is party or by which any of its assets or properties may be bound or affected, that (w) require the payment by or to any Group Company of aggregate amounts in excess of RMB1,000,000 on the date hereof or that have resulted in an obligation for any Group Company to pay, or the right for any Group Company to receive, aggregate amounts in excess of RMB1,000,000, (x) is material to the business, operations, results of operations, condition (financial or otherwise), assets and properties or liabilities of the any Group Company, (y) imposes material obligations (whether or not monetary) on any Group Company, or (z) is otherwise necessary or advisable for the proper and efficient operation of any Group Company (each, a “Major Contract” and, collectively, the “Major Contracts”).
     (b) Each Major Contract: (i) is legal, valid, binding, enforceable and in full force and effect; and (ii) will not cease to be legal, valid, binding, enforceable and in full force and effect on identical terms as a result of the transactions contemplated in this Agreement and other Transaction Documents.
     (c) No Group Company is in breach or default, or has repudiated any provision, of any such Major Contract and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under any such Major Contract.
     (d) Schedule 5.21(d) lists all Contracts (other than Major Contracts) which are in force on the date hereof of the following types to which any Group Company is a party:

     (i) Contracts that relate to the borrowing of money or extension of credit by any Group Company in each case in excess of RMB1,000,000; and
     (ii) material partnership, joint venture, distribution agreements, procurement arrangements or other similar Contracts or arrangements.
     (e) None of the Contracts to which the Company or any of its Subsidiary is a party restricts the right of any Group Company or its Affiliates to carry on or continue their respective business in the normal course or to implement the respective business plan.
     (f) No Group Company has delegated any power or issued any powers of attorney in favor of any Person, other than powers of attorney issued to directors, officers, or employees of any Group Company for purpose of executing contracts or agreements for and on behalf of such Group Company in the ordinary course of business.
     (g) All the Major Contracts have been revised, amended or modified to satisfy the requirements under the Laws of the PRC or as required from time to time by Governmental Authorities.
     Section 5.22. Environmental Matters. (a) (i) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Governmental Authority or other Person with respect to any matters relating to any Group Company and relating to or arising out of any Environmental Law.
     (ii) There are no liabilities of or relating to any Group Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.
     (iii) No polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased or operated by any Group Company.
     (iv) No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by any Group Company in violation of any laws or regulations.

     (v) Each Group Company is in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.
     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of any Group Company or any property or facility now or previously owned, leased or operated by any Group Company which has not been delivered to the Investors at least 10 days prior to the date hereof.
     (c) For purposes of this Section, the terms “Group Company” shall include any entity which is, in whole or in part, a predecessor of such Group Company.
     Section 5.23. Employees, Labor Matters, Etc.
     (a) There are no material labor disputes currently subject to any grievance procedure, arbitration or litigation with respect to any employee of any Group Company.
     (b) There are no written employment or consultancy agreements with respect to any employee of any Group Company that cannot be terminated by such Group Company by giving notice of three months or less to the other parties to such agreements without giving rise to any claim for damages or compensation beyond such notice period, except required otherwise under applicable labor and employment related laws.
     Section 5.24. Licenses and Permits. All material Licenses of each Group Company necessary for the due establishment of each Group Company and for the carrying on of the businesses and operations by each Group Company in the manner and to the extent now carried on by such Group Company and the acquisition and holding of the assets and properties of each Group Company have been or will be properly obtained, are or will be in full force and effect and have been and will be complied with in all material respects. There is no outstanding or anticipated investigation, enquiry or proceeding which is reasonably likely to result in the suspension, cancellation, modification or revocation of any such Licenses.
     Section 5.25. Representations. The representations and warranties contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

     Section 5.26. Disclosure. (a) The Company has provided to the Investors all documents and information which the Investors have requested with respect to the decision of the Investors to enter into this Agreement and other Transaction Documents. The Company has disclosed to the Investors all agreements, instruments and corporate or other restrictions to which any Group Company is subject and all other matters that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect. All such information and statements in such documents and this Agreement and other Transaction Documents (including all schedules and exhibits hereto) are true, correct and complete.
     (b) No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Group Company to the Investors in connection with this Agreement or any other Transaction Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE 6
Representations and Warranties Regarding the Founders and the
Controlling Shareholders
     Each of the Founders and the Controlling Shareholders represents and warrants to the Investors as of the date hereof and as of the Closing Date that:
     Section 6.01. Power and Authority. Each of the Founders and the Controlling Shareholders has the legal right and full power and authority to execute and deliver this Agreement and each other Transaction Document to which he or she is a party and to perform his or her obligations hereunder and thereunder.
     Section 6.02. Enforceability.
     (a) Each of the Founders and the Controlling Shareholders has duly executed and delivered this Agreement and will execute and deliver each other Transaction Document to which he or she is a party by the Closing Date.
     (b) This Agreement constitutes, and each other Transaction Document to which such Founder or Controlling Shareholder is a party (when executed) will constitute, the legal, valid and binding obligations of such Founder or Controlling Shareholder, as applicable, enforceable against him or her in accordance with the terms hereof and thereof.
     Section 6.03. Non-contravention. The execution, delivery and performance by each Founder and each Controlling Shareholder of this

Agreement and each other Transaction Document to which he or she is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
     (a) conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both); or
     (b) result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of such Founder or Controlling Shareholder;
     in each case under (w) any Laws applicable to or binding on such Founder or Controlling Shareholder or any of its assets or properties, (x) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Founder or Controlling Shareholder or any of his or her assets or properties is subject, or (y) any Contract, or any other agreement or instrument to which he or she is a party or by which any of his or her assets or properties may be bound.
     Section 6.04. Governmental Authorization. No Consent by any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Founder or Controlling Shareholder under this Agreement or any other Transaction Document to which he or she is a party.
     Section 6.05. Ownership of Shares.
     (a) On the date hereof, (i) Ms. Liu, through Notable Enterprises Limited, a company formed under the laws of the British Virgin Islands and wholly-owned by Ms. Liu (the “Ms. Liu Holding Company”), owns 45% of the outstanding shares of AGL; (ii) Mr. Sun, through Dragon Image Investment Ltd., a company formed under the laws of the British Virgin Islands and wholly-owned by Mr. Sun (the “Mr. Sun Holding Company”), owns 7.5% of the outstanding shares of AGL; and (iii) Mr. Yang, through Daketala International Investment Holdings Ltd., a company formed under the laws of the British Virgin Islands and wholly-owned by Mr. Yang (the “Mr. Yang Holding Company”), owns 7.5% of the outstanding shares of AGL, in each case free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares).
     (b) Immediately prior to the Closing, (i) Ms Liu, through the Ms. Liu Holding Company, will own 45% of the outstanding shares of the Company; (ii) Mr. Sun, through the Mr. Sun Holding Company, will own 7.5% of the outstanding shares of the Company; and (iii) Mr. Yang, through the Mr. Yang Holding Company, will own 7.5% of the outstanding shares of the Company, in each case free and clear of any Lien and any other limitation or restriction

(including any restriction on the right to vote, sell or otherwise dispose of such shares) except for restrictions set forth in the Transaction Documents.
ARTICLE 7
Representations and Warranties of Investors
     Each Investor represents and warrants to the Company as of the date hereof and as of the Closing Date that:
     Section 7.01. Corporate Status. Such Investor is duly organized, validly existing and in good standing under the laws of its jurisdictions of formation.
     Section 7.02. Power And Authority. Such Investor has the requisite power and authority to execute and deliver this Agreement and other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.
     Section 7.03. Enforceability. Such Investor has duly executed and delivered this Agreement. This Agreement constitutes, and other Transaction Documents to which it is a party (when executed) will constitute, the legal, valid and binding obligations of such Investor, enforceable against it in accordance with the terms hereof and thereof.
     Section 7.04. Non-contravention. The execution, delivery and performance by such Investor of this Agreement do not and will not in any material respect conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both) under (x) any Applicable Laws, (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Investor is subject, or (z) the organization documents of such Investor.
     Section 7.05. Purchase for Investment. Such Investor is purchasing the Series A Shares for investment for its own account or for the accounts of its Permitted Transferees (as defined in the Shareholders’ Agreement) and not with a view to, or for sale in connection with, any distribution thereof (except for transfers to its Permitted Transferees). Such Investor (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Series A Shares and is capable of bearing the economic risks of such investment.
     Section 7.06. Legends. Investors acknowledge that each certificate evidencing the securities issued pursuant to this Agreement may bear the following legends:

     (a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND THE REGULATIONS PROMULGATED THEREUNDER, AS IN EFFECT FROM TIME TO TIME (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO ANY UNITED STATES PERSON EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”
     (b) Any legend required by any other applicable securities Laws.
     Section 7.07. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of such Investor threatened against or affecting, such Investor before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE 8
Covenants of the Group, Founders and Controlling Shareholders
     Section 8.01. Conduct of the Company. From the date hereof until the Closing Date, each Group Company shall, and each of the Founders and Controlling Shareholders shall cause each Group Company to, conduct its business in the ordinary course consistent with past practice and use its best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its licenses, permits, consents, franchises, approvals and authorizations, (iii) preserve or renew all of its registered patents, trademarks, tradenames, and service marks, (iv) keep available the services of its directors, officers and key employees, (v) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, (vi) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice and (vii) continue to make capital expenditures consistent with the Capex Budget. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, each Group Company shall not, and each Founder and each Controlling Shareholder shall cause each Group Company not to:
     (a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

     (b) split, combine or reclassify any of its or its Subsidiaries’ shares of capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its or its Subsidiaries capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;
     (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities, other than the issuance of any Subsidiary Securities to any Group Company or (ii) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
     (d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the Capex Budget and (ii) any unbudgeted capital expenditures not to exceed RMB5,000,000 individually or RMB10,000,000 in the aggregate;
     (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies in the ordinary course of business of such Group Company in a manner that is consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed RMB1,000,000 individually or RMB2,000,000 in the aggregate;
     (f) sell, lease or otherwise transfer, or create or incur any Lien on, any Group Company’s assets, securities, properties, interests or businesses;
     (g) other than in connection with actions permitted by Section 8.01(d) or Section 8.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;
     (h) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness;
     (i) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect any Group Company or any of its Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect any Group Company, any Investor or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any contract required to be disclosed by Section 5.21(a) or otherwise waive, release or assign any material rights, claims or benefits of any Group Company;

     (j) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of any Group Company except as required by law or pursuant to the employment agreements disclosed in Schedule 5.13(k)(iii), (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the any Group Company, (iv) establish, adopt or amend (except as required by applicable Laws) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of any Group Company or (v) increase compensation, bonus or other benefits payable to any director, officer or employee of any Group Company;
     (k) change the Group’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;
     (l) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Group Company, (ii) any stockholder litigation or dispute against any Group Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;
     (m) make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any Tax returns or file claims for Tax refunds, enter any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;
     (n) take any action that would make any representation or warranty of any Group Company hereunder, or omit to take any action necessary to prevent any representation or warranty of any Group Company hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date; or
     (o) agree, resolve or commit to do any of the foregoing.
     Section 8.02. Use of Proceeds. The entire proceeds from the sale of the Series A Shares pursuant to Article 2 and the additional investment pursuant to Article 3 shall be deposited into the Company’s bank account and any withdrawals from such account shall require the prior written consent by each of the Investors and the Company. No withdrawal from such account shall be allowed unless (i) such withdrawal is permitted by, and the funds to be so withdrawn are to be used pursuant to, a budget and business plan approved by the board of directors of the Company (including the directors to be designated by the Investors pursuant to the Shareholders’ Agreement) or (ii) such withdrawal has been made upon the prior written consent by each of the Company and the Investors.

     Section 8.03. Information Rights. The Company shall deliver to each Investor, in form and detail satisfactory to the Investors, the following:
     (a) Quarterly Statements — as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, duplicate copies of
     (i) a consolidated balance sheet of the Group as at the end of such fiscal quarter, and
     (ii) the related consolidated statement of income and operations, shareholders’ equity, cash flow and changes in financial position of the Group for such fiscal quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such fiscal quarter, in each case setting forth in comparative form the figures for the corresponding periods in the previous fiscal year, prepared in accordance with GAAP (or U.S. GAAP or IFRS, after the adoption of such international accounting principals by the Company pursuant to Section 8.10) applied on a consistent basis, and certified by the Chief Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows in accordance with the applicable accounting principals then used by the Group, subject only to normal year-end audit adjustments and the absence of footnotes;
     (b) Annual Statements — as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, duplicate copies of
     (i) a consolidated balance sheet of the Group as at the end of such fiscal year, and
     (ii) the related consolidated statements of operations, shareholders’ equity, cash flow and changes in financial position of the Group for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with the accounting principals then used by the Group applied on a consistent basis, audited by, and accompanied by a report and opinion thereon of, a “big four” international accounting firm or another accounting firm selected by the Investors, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with the applicable accounting principals applied on a consistent basis, that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, that such report and opinion are not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and that such audit provides a reasonable basis for such opinion in the circumstances;
     (c) Audit Reports, etc. — as soon as available, but in any event within five Business Days after receipt thereof, copies of all management letters and reports submitted to any Group Company by independent certified public accountants in connection with any annual, interim or special audit of the Group made by such accountants;
     (d) Notices from Governmental Authority — as soon as available, but in any event within five days of receipt thereof, copies of any notice to any Group Company from any Governmental Authority relating to any order, ruling, statute or other Laws that could reasonably be expected to have a Material Adverse Effect;
     (e) Notice of Litigation — as soon as possible, but in any event within five Business Days, after any Group Company receives actual notice (written or oral) of any proceeding(s) being instituted against any Group Company in any national, provincial, or local court or before any commission or other regulatory body (national, provincial, or local) or arbitration body.
     (f) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or property of any Group Company or relating to the ability of any Group Company, any Founder or any Controlling Shareholder to perform its or his or her obligations under this Agreement as from time to time may be reasonably requested by Investors;
     (g) Monthly Reports — within five Business Days of the end of each calendar month, (i) a monthly report of cash receipts and cash disbursements of the Group for the calendar month most recently ended and (ii) a projected monthly report of cash receipts and cash disbursements of the Group for the then current calendar month, in each case substantially in the form agreed to between the Company and the Investors prior to the Closing Date.
     Section 8.04. Inspection Right. Each Group Company shall allow each Investor, or any person designated from time to time by such Investor, from time to time hereafter, to call at any Group Company’s place or places of business during ordinary business hours, and, without hindrance or delay by any Group Company, (a) to inspect, audit, check, and makes copies of and extracts from any Group Company’ books, records, journals, orders, receipts, and any correspondence and other data relating to the business of any Group Company or to any transactions between the parties hereto, and (b) to discuss the affairs, finances, and business of any Group Company with the officers of any Group Company.

     Section 8.05. Compliance with Law. The Company and its Subsidiaries shall comply in all material respects with the requirements of all applicable Laws.
     Section 8.06. Books and Records. Each Group Company shall (a) maintain proper books of record and account, in which full, true and correct entries in conformity with the then adopted accounting principals consistently applied shall be made of all financial transactions and matters involving the assets, properties and business of such Group Company; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Group Company.
     Section 8.07. Restructuring. Each of the Founders, the Controlling Shareholders, the Company and AGL shall, and shall cause all other shareholders of AGL and the Company to, complete the Restructuring prior to the Closing.
     Section 8.08. Other Transaction Documents. Each of the Founders, the Controlling Shareholders and the Group Companies shall execute and deliver each other Transaction Document to which it is a party by the Closing.
     Section 8.09. Amended And Restated Memorandum And Articles. Each of the Founders and the Controlling Shareholders shall, and shall cause the board of directors of the Company and the other shareholders of the Company to, approve and adopt the Amended and Restated Memorandum and Articles by the Closing. The Amended and Restated Memorandum and Articles shall include the provisions set forth in Annex II attached hereto.
     Section 8.10. Adoption of International Accounting Standards. As soon as practicable after the Closing, the Group shall adopt U.S. GAAP or IFRS for all internal accounting and external accounting reports made to shareholders or investors. U.S. GAAP or IFRS will be the accounting standard applied to all valuation matters with respect to the obligations of each Group Company, each Founder and each Controlling Shareholder to the Investors.
     Section 8.11. IPO. Each Group Company, each Founder and each Controlling Shareholder shall use its or his or her best efforts to complete the IPO by the third anniversary of the Closing Date.
     Section 8.12. Acquisition of Shenzhen Our New Medical Technology Co. Ltd. Each of the founders and the Controlling Shareholders agrees to use his or her best efforts to effectuate the acquisition of Shenzhen Our New Medical Technology Co. Ltd. by the Company or its Subsidiaries, subject to the prior written consent by the Investors.
     Section 8.13. Employment Contracts. As soon as practicable after the Closing, each of the Founders and the Company shall enter into an employment contract, in a form satisfactory to the Investors, for a term of no less than three years.
     Section 8.14. Non-Competition Agreement. As soon as practicable after the Closing, the Company shall enter into a non-competition agreement with each of the Founders. Such non-competition agreements shall provide, among other provisions, that none of the Founders nor their respective Affiliates shall (i) join or establish any business entity engaging in any activities that compete with any Group Company, (ii) employ any employees of any Group Company or solicit any such employee to terminate his employment relationship with such Group Company, (iii) engage in any transactions or dealings with any customer of any Group Company that may compete with the business of any Group Company, or (iv) otherwise engage in any activities outside the Group that may compete with the business of any Group Company without the approval by a majority of the directors of the Company (which majority shall include the directors designated by the Investors).
     Section 8.15. Intellectual Property Rights. (a) Each of the Founders and Controlling Shareholders agrees that the Group shall have a right of first refusal to purchase any technology or Intellectual Property Rights relating to the provision of medical services or manufacture of medical equipment, in each case owned or developed by any Founder or Controlling Shareholder or any of their respective Affiliates. The Company shall not exercise such right of first refusal without the approval by a majority of the directors of the Company (which majority shall include the directors designated by the Investors).
     (b) As soon as practicable after the Closing, the Company shall enter into an intellectual property rights agreement with each of the Group’s employees and consultants in form and substance satisfactory to the Investors providing that all Intellectual Property Rights, including trademarks, logos, patents and inventions, developed by such employees and consultants shall be owned by the Group and governing the transfer and protection of such Intellectual Property Rights. The Founders and Controlling Shareholders shall cause each of the Group’s employees and consultants to enter into such intellectual property rights agreement.
     Section 8.16. Employee Stock Options. (a) The majority of the directors of the Company (which majority shall include the directors designated by the Investors) may adopt an employee stock option plan under which the Company is authorized to grant a maximum number of share options equal to 7% of the Ordinary Shares outstanding on (x) the IPO Date or (y) April 30, 2009, whichever is earlier, calculated on a Fully-Diluted basis.
     (b) If the 2008 Net Income is greater than RMB110,000,000, the Company shall, promptly after March 31, 2009, grant a number of share options to its qualifying executives and key employees equal to (x) 2008 Net Income minus RMB110,000,000 divided by (y) RMB10,000,000 multiplied by (z) 3%;

provided that the total number of share options granted pursuant to this Section 8.16(b) shall not exceed 7% of the Ordinary Shares outstanding on December 31, 2008, calculated on a Fully-Diluted basis. The exercise price of the share options shall equal to the per share price at which Carlyle has mostly recently obtained Series A Shares, whether through subscription or conversion of any loans that the Company owes to Carlyle.
ARTICLE 9
Covenants of All Parties
     Each party hereto agrees that:
     Section 9.01. Best Efforts; Further Assurance. (a) Subject to the terms and conditions of this Agreement, it will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all Consents required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Group, the Founders and the Controlling Shareholders agrees to deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents.
     Section 9.02. Certain Filings. It shall cooperate with the other parties hereto (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, Consents or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
     Section 9.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby and, except for any press releases and public statements the making of which may be required by applicable Laws or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

ARTICLE 10
Conditions to Closing
     Section 10.01. Conditions to Obligations of the Investors. The obligations of each Investor to consummate the Closing are subject to the satisfaction of the following conditions:
     (a) Representations. The representations and warranties set forth in Article 5 and Article 6 shall be true and correct as of the Closing Date as if made at and as of such date.
     (b) Performance. Each of the Group Companies, the Founders and the Controlling Shareholders shall have performed and complied with all covenants, undertakings, agreements, obligations and conditions required to be performed or complied with by it on or prior to the Closing Date under this Agreement or any other Transaction Documents.
     (c) Government Approval. Each of the Group Companies, the Founders and the Controlling Shareholders shall have obtained all Consents of all applicable Governmental Authorities for the consummation of the transactions contemplated by Agreement and the other Transaction Documents and all such Consents shall be effective as of the Closing.
     (d) Corporate Authorization. The board of directors and the shareholders of each Group Company shall have approved this Agreement in accordance with its organizational documents.
     (e) No Litigation. There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority or any arbitration body against any of the Group Companies, the Founders, the Controlling Shareholders and the Investors seeking to enjoin, delay, challenge the validity of, or assert any liability against any of them on account of, this Agreement or any other Transaction Document.
     (f) No Material Adverse Change. There shall have been no event or circumstance on or prior to the Closing that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
     (g) Restructuring. The Restructuring shall have been completed by the Closing Date.
     (h) Amended and Restated Convertible Loan Agreement. The parties to the Existing Loan Agreement and the Company shall have amended and restated the Existing Loan Agreement in whole by and with the Amended and Restated Convertible Loan Agreement, which Amended and Restated Convertible Loan Agreement shall be valid and effect on the Closing Date.

     (i) Amended and Restated Memorandum and Articles. The board of directors and the shareholders of the Company shall have approved and duly adopted the Amended and Restated Memorandum and Articles, which Amended and Restated Memorandum and Articles shall be valid and effective on the Closing Date.
     (j) Shareholders’ Agreement. The Company and each Person who is existing shareholder of the Company shall have executed and delivered the Shareholders’ Agreement, which Shareholders’ Agreement shall be valid and effective on the Closing Date.
     (k) Lease Permit. Either (i) Aohua has obtained a Lease Permit or (ii) a newly formed Subsidiary of the Company has obtained a Lease Permit and Aohua has duly assigned or novated to such newly formed Subsidiary of the Company each and all of the lease agreements of Aohua existing as of the Closing Date.
     (l) Opinion of the Company’s Cayman Islands Counsel. The Investors shall have received from the Cayman Islands counsel for the Company a legal opinion, dated the Closing Date, in form and substance satisfactory to the Investors. Such opinion shall be satisfactory to the Investors, to the effect, without limitation, that (i) the Company is duly incorporated and validly existing in good standing under the laws of the Cayman Islands; (ii) the Company has the necessary corporate power and authority to enter into all Transaction Documents and perform its obligations thereunder; (iii) the Company has taken all corporate actions required to authorize its execution, delivery and performance of all Transaction Documents; (iv) the existing shareholders hold 100% of the share capital of the Company; (v) all Transaction Documents have been duly executed and delivered by or on behalf of the Company, and constitutes a valid and binding obligation of the Company enforceable in accordance with the terms thereof; (vi) the execution, delivery and performance of each Transaction Document will not violate the memorandum and articles of association of the Company or any applicable Laws of the Cayman Islands; and (vii) no Consent by any Governmental Authority of the Cayman Islands is required to authorize or is required in connection with the execution, delivery, performance or enforcement of any Transaction Document.
     (m) Opinion of the Company’s British Virgin Islands Counsel. The Investors shall have received from the British Virgin Islands counsel for the Company a legal opinion, dated the Closing Date, in form and substance satisfactory to the Investors. Such opinion shall be satisfactory to the Investors, to the effect, without limitation, that (i) each of AGL and OMS is duly incorporated and validly existing in good standing under the laws of the British Virgin Islands; (ii) the Company holds 100% of the share capital of AGL; (iii) AGL holds 100% of the share capital of OMS; and (iv) no Consent by any Governmental Authority of the British Virgin Islands is required to authorize or is required in connection with the execution, delivery, performance or enforcement of this Agreement.

     (n) Opinion of the Company’s PRC Counsel. The Investors shall have received from the PRC counsel for the Company a legal opinion, dated the Closing Date, in form and substance satisfactory to the Investors. Such opinion shall be satisfactory to the Investors, to the effect, without limitation, that (i) each of the PRC Subsidiaries has been duly established and is validly existing under the Laws of the PRC and has obtained all necessary Consents of all applicable Governmental Authorities for its lawful engagement in the business that it is currently conducting; (ii) each of the PRC Subsidiaries legally owns, or possesses the legal right to use, the tangible and intangible assets employed in the operation of its business; and (iii) the transactions contemplated by the Transaction Documents complies with all applicable Laws of the PRC.
     (o) Opinion of the Investors’ PRC Counsel. The Investors shall have received from their PRC counsel a legal opinion, dated the Closing Date, in form and substance satisfactory to the Investors. Such opinion shall be satisfactory to the Investors, to the effect, without limitation, that (i) the structure of the transactions contemplated in this Agreement comply with all applicable PRC Laws; (ii) all required Consents have been obtained from the relevant Government Authorities; (iii) Aohua holds valid title to all the tangible and intangible assets used in the operation of its business; (iv) the operations of the Group comply with all applicable PRC Laws; and (v) there are no existing PRC Laws that could be reasonably expected to prohibit the listing of the Company on an overseas stock exchange.
     (p) Process Agent. Each of the Group Companies, the Founders and the Controlling Shareholders shall have irrevocably appointed a process agent in New York City, New York to accept, for and on its behalf, service of notice, request or other communication or process in any legal action or proceedings arising out of or in connection with this Agreement or any other Transaction Documents.
     (q) Other Assurances. The Investors shall have received such other assurances, certificates, documents, consents or opinions as the Investors reasonably may require.
     (r) Compliance Certificate. The Company shall have delivered to the Investors a certificate, dated the Closing Date, signed by a director of the Company, in form and substance satisfactory to the Investors, certifying that the conditions set forth in this Article 10 have been satisfied as of the Closing Date.
ARTICLE 11
Survival; Indemnification
     Section 11.01. Survival. The representations and warranties and covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely.

     Section 11.02. Indemnification. (a) Effective at and after the Closing, each of the Group Companies, the Founders and the Controlling Shareholders agrees to indemnify, jointly and severally, the Investors, their respective Affiliates and their respective successors and assignees against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value) (“Damages”), incurred or suffered by the Investors, their respective Affiliates and their respective successors and assignees arising out of any misrepresentation or breach of warranty by any Group Company, any Founder or any Controlling Shareholder (determined, without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard, including specified dollar thresholds) (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by any Group Company, any Founder or any Controlling Shareholder pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, any of the Investors, their respective Affiliates or their respective successors or assignees.
     (b) Notwithstanding anything to the contrary in this Agreement, each of the Group Companies, the Founders and the Controlling Shareholders agrees to indemnify, jointly and severally, the Investors, their respective Affiliates and their respective successors and assignees from and against all Damages (including all reasonable costs and expenses of investigation by engineers, environmental consultants and similar technical personnel), whether accrued, contingent, absolute, determined, determinable or otherwise, incurred or suffered by Investors, any of such Affiliates or any of their respective successors and assignees which relate to the Company or any Subsidiary and which arise out of or relate to (i) any Environmental Law or Hazardous Substance and (ii) actions occurring or conditions existing on or prior to the Closing Date regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, Investors, any of their respective Affiliates or their respective successors or assigns.
     (c) Notwithstanding anything to the contrary in this Agreement, each of the Group Companies, the Founders and the Controlling Shareholders agrees to indemnify, jointly and severally, the Investors, their respective Affiliates and their respective successors and assignees from (x) the Tax of the Company or any of its Subsidiaries related to a Pre-Closing Tax Period, and (y) all Damages arising out of or incident to the imposition, assessment or assertion of any Tax described in (x) or any failure to pay such Tax.

     Section 11.03. Procedures. The party seeking indemnification under 11.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under 11.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.
ARTICLE 12
Termination
     Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written agreement of the Company and the Investors; or
     (b) by either the Company or the Investors if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.
The party desiring to terminate this Agreement pursuant to clause 12.01(b) shall give notice of such termination to the other party.
     Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 12.02 and Sections 13.06, 13.07 and 13.08 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13
Miscellaneous
     Section 13.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed effectively given upon personal delivery to the party to be notified; on the next Business Day after delivery to a recognized overnight courier service; upon confirmation of receipt of a facsimile transmission; or five days after deposit with a recognized postal service, by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):
     If to CICC, to:
China International Capital Corporation
28th Floor, China World Tower 2
No. 1 Jian Guo Men Wai Avenue
Beijing 100004
People’s Republic of China
Facsimile: 86-10-6505-3796
Attention: Ms. Shirley Chen
     If to Carlyle, to:
The Carlyle Group
2518-2521, South Office Tower
Beijing Kerry Centre
No. 1, Guang Hua Road
Chaoyang District
Beijing 100020
People’s Republic of China
Facsimile: 86-10-8529-9877
Attention: Mr. Xiao Feng
     If to the Company, to:
Concord Medical Services Holdings Limited
P.O. Box 219
17/F, International Trade Building
Renmin Road South
Shenzhen, PRC
Facsimile: 86-755-8221-3077
Attention: Mr. Steve Sun, Chief Financial Officer

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 13.03. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall, unless otherwise stated therein, only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement.
     Section 13.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. The Company shall pay all reasonable out-of-pocket costs and expenses of Investors in connection with the negotiation of, preservation of rights under, and enforcement of, this Agreement and the documents and instruments referred to herein (including, without limitation, the reasonable fees and disbursements of counsel for the Investors). In the event that the Investors pay any of the costs and expenses for which the Company is responsible for paying under this Section 13.04, the Company shall promptly reimburse the Investors for all such costs and expenses.
     Section 13.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Investors may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve Investors of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Investors.
     Section 13.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.
     Section 13.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.
     Section 13.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 13.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     Section 13.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
     Section 13.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 13.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.
     Section 13.13. Joint Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONCORD MEDICAL SERVICES HOLDINGS LIMITED
By:	/s/ Ku Wai Hong
	Name:	Ku Wai Hong
	Title:	Director

ASCENDIUM GROUP LIMITED
By:	/s/ Yang Jianyu
	Name:	Yang Jianyu
	Title:	Director

OUR MEDICAL SERVICES, LTD.
By:	/s/ Yang Jianyu
	Name:	Yang Jianyu
	Title:	Director

SHENZHEN AOHUA MEDICAL SERVICES CO., LTD. ()
By:	/s/ Yang Jianyu
	Name:	Yang Jianyu
	Title:	Director

/s/ Liu Haifeng
Liu Haifeng, in his individual capacity

/s/ Steve Sun
Steve Sun, in his individual capacity

/s/ Yang Jianyu
Yang Jianyu, in his individual capacity

/s/ Bona Liu
Bona Liu, in her individual capacity

CICC SUN COMPANY LIMITED
By:	/s/ Shirley Chen
	Name:	Shirley Chen
	Title:	Director

CARLYLE ASIA GROWTH PARTNERS III, L.P.

By:	CAGP General Partner, L.P., as its General Partner

By:	CAGP, Ltd., as the General Partner of CAGP General Partner, L.P.

By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Director

CAGP III CO-INVESTMENT, L.P.

By:	CAGP General Partner, L.P., as its General Partner

By:	CAGP, Ltd., as the General Partner of CAGP General Partner, L.P.

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Director

EXHIBIT A
FORM OF SHAREHOLDERS’ AGREEMENT
See Attached.

A-1

ANNEX I
Section 11.01 of the Amended and Restated Convertible Loan Agreement
See Attached.

ANNEX II
Provisions to be Included in
Amended and Restated Memorandum and Articles
See Attached.

Schedule 1.01
PURCHASE PRICES IN US DOLLARS

Name of Investor	US Dollars
CICC Sun Company Limited	5,000,000
Carlyle Asia Growth Partners III, L.P.	4,808,250
CAGP III Co-Investment III, L.P.	191,750

Schedule 5.01(b)
GOVERNMENT CONSENTS
See attached

Schedule 5.07(a)
REGISTERED CAPITAL OF PRC SUBSIDIARIES

Subsidiary Name	Registered Capital
Shenzhen Aohua Medical Services Co., Ltd.	US$6,134,000

Schedule 5.08(a)
GROUP COMPANIES

Company Name	Jurisdiction of Incorporation
Concord Medical Services Limited	Cayman Islands
Ascendium Group Limited	British Virgin Islands
Our Medical Services, Ltd.	British Virgin Islands
Shenzhen Aohua Medical Services Co., Ltd.	PRC

Schedule 5.09(a)
AUDITED FINANCIAL STATEMENTS
AND
UNAUDITED MANAGEMENT ACCOUNTS
See Attached

Schedule 5.13(h)
INDEBTEDNESS DURING INTERIM PERIOD
See attached

Schedule 5.13(k)(iii)
EMPLOYMENT AGREEMENTS
See attached

Schedule 5.20(f)
LIST OF DOMAIN NAMES
See attached

Schedule 5.21(a)
LIST OF MAJOR CONTRACTS
See Attached.

Schedule 5.21(d)
LIST OF OTHER CONTRACTS
See attached

S-12